Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$23,511	$23,208
Marketable securities	9,507	10,439
Loaned securities	1,058	5,667
Finance and other receivables, net	116,720	112,701
Net investment in operating leases	31,763	31,859
Retained interest in sold receivables	9,166	12,569
Inventories	10,766	9,151
Equity in net assets of affiliated companies	2,835	2,959
Net property	44,551	43,524
Deferred income taxes	5,090	7,389
Goodwill and other intangible assets	7,271	7,000
Assets of discontinued/held-for-sale operations	2,366	2,220
Other assets	27,993	30,711

Total assets	$292,597	$299,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$21,489	$20,407
Accrued liabilities	31,187	29,563
Debt	172,973	179,804
Other liabilities and deferred income	43,868	48,639
Deferred income taxes	6,329	8,439
Liabilities of discontinued/held-for-sale operations	135	235

Total liabilities	275,981	287,087

Minority interests	876	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,321	5,374
Accumulated other comprehensive income/(loss)	953	(414)
Treasury stock	(1,728)	(1,749)
Earnings retained for use in business	11,175	8,421

Total stockholders’ equity	15,740	11,651

Total liabilities and stockholders’ equity	$292,597	$299,397

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.